Exhibit 10.54

February 3, 2006

Stephen M. Gansler

431-1 Main Street

Medfield, MA  02052

Dear Steve,

On behalf of Millennium Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you the position of Senior Vice President, Human Resources, reporting to Deborah Dunsire, Chief Executive Officer. We are very excited about the prospect of you joining Millennium and helping to drive the Company’s future success. The offer terms are outlined below, and please feel free to call me to discuss them:

1.               Effective Date: The Effective Date of your full-time employment with the Company is expected to be February 21, 2006 (the “Effective Date”).

2.               Salary:  Your base salary will initially be $325,000 per annum. Your salary will be paid periodically in accordance with the Company’s payroll procedures. In addition, in accordance with the Company’s compensation practices, you will receive, approximately annually, a salary review which will be based on your performance, the Company’s performance and such other factors as may be determined by the Company’s Board of Directors.

3.               Success Sharing:  You will be eligible to participate in the 2006 Millennium Success Sharing cash bonus program, which includes a fixed percentage of salary target for each position. The funding of the target is based on the Company meeting overall goals established at the beginning of each calendar year. In the event of Company performance below or above target, your personal bonus payment may vary. Your individual bonus payment will also vary based on your individual performance. The target for your position is 35% of your annual salary, prorated based on service during the calendar year. You will work with Deborah to establish your individual goals under the Success Sharing program. Bonus payments will be made to eligible and active employees in March of 2007 for the 2006 Success Sharing Plan.

4.               Benefits:  You and your dependents will be eligible for the Company’s standard medical, dental, vision, life insurance, disability benefits and Section 125 cafeteria plan. You will also be eligible to participate in the Company’s 401(k) and Employee Stock Purchase plans. You will accrue vacation at the rate of 1.25 days per month of full-time employment. Standard paid holidays will be observed. Transportation benefits are also available. The Company, however, reserves the right to modify its employee benefit programs from time-to-time.

5.               Equity Participation

Stock Options: You will be granted stock options exercisable for 75,000 shares of the Company’s Common Stock. One third (1/3) of the total number of stock options will be granted on the last day of the calendar month in which you commence full-time employment with the Company, and one third will be granted on the last day of each of the next two succeeding calendar months. The exercise price of these stock options will be equal to the fair market value of Millennium’s Common Stock on the date of each grant. All options will vest as to one fourth (1/4) of the shares on the first anniversary of your commencement of full-time employment with the Company and as to one forty-eighth (1/48) of the shares monthly thereafter until all shares are vested, provided that you remain employed by the Company. In the event of your death while employed by the Company, all options will vest immediately as to all shares. In the event of termination of your employment for any reason (except as set forth in the preceding sentence or, in certain situations, upon a change of control of the Company as provided in the Company’s 2000 Stock Incentive Plan or will be contained in your stock option grant forms), vesting as to all shares shall cease. Provided that you remain employed by the Company, these stock options will be exercisable (as to the vested portion) for 10 years from the date of each grant. A complete description of the terms and conditions of these stock options is contained in the Company’s 2000 Stock Incentive Plan or will be contained in your stock option grant forms.

Restricted Stock:  In addition to the stock options described above, the Company will issue you 20,000 shares of restricted stock under the Company’s 2000 Stock Incentive Plan, which shares will vest one fourth (1/4) on each of the first, second, third, and fourth anniversaries of your commencement of employment with the Company, provided that you remain employed by the Company. In the event of your death while employed by the Company, all unvested shares will vest immediately. In the event of termination of your employment for any reason (except as set forth in the preceding sentence or, in certain situations, upon a change of control as provided in the Company’s 2000 Stock Incentive Plan or will be contained in your restricted stock grant form), vesting as to all shares shall cease. A complete description of the terms and conditions of this restricted stock grant is contained in the Company’s 2000 Stock Incentive Plan or will be contained in your restricted stock grant form.

6.               Employment Period:  Your employment with the Company is contingent upon your successful completion of all required background screenings relative to the position you have accepted. Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause.

7.               Employment Eligibility Verification:  Please note that all persons employed in the United States, are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three business days of employment. For your convenience, we are enclosing Form I-9 for your review. You will need to complete Section 1 and present original document(s) of your choice as listed on the reverse side of the form once you begin work. Please note:  the I-9 form and valid identification are legal requirements and must be submitted within 3 days of your start date. If you do not submit the required documentation within the 3-day time frame, by law we cannot allow you to continue to work.

8.               Proprietary Information, No Conflicts:  You agree to execute the Company’s standard form of Invention, Non-Disclosure and Non-Competition Agreement and to be bound by all of the provisions thereof. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

9.               New Employee Orientation: Orientation is held every other week. You will receive a welcome kit in the mail informing you of your orientation date approximately one week prior to your start date. We will talk in the meantime and make arrangements for the timing and location of both your formal and informal orientation schedule.

If you have any questions about your Orientation date in the meantime, please contact me or Sara Benyamini at 617-551-8878.

10.         Sign-on Bonus:  The Company will pay you a bonus of $50,000 on the date of the first paycheck following commencement of your full time employment. Payment of this bonus is contingent on:  1) your start date being no later than February 27, 2006, and 2) your early start date causing you to forego your 2005 bonus from your current employer. Should you voluntarily resign or be terminated for cause, within 12 months of your starting date after having received this bonus, the Company reserves the right to seek repayment of all or a pro-rata portion of your bonus.

11.   Severance:  In the event that your employment is terminated by Millennium other than for Justifiable Cause or terminated by you for Good Reason, Millennium will, for the twelve-month period following your termination of employment (the “Severance Period”), pay you a severance payment (the “Severance Payment”) equal to twelve (12) months’ base salary at your then current rate of pay. The Severance Payment will be payable periodically in accordance with Millennium’s payroll procedures as then in effect, commencing with the first payroll period following termination of employment.  In the event your employment is terminated by Millennium for Justifiable Cause or voluntarily by you without Good Reason, you will not be entitled to any Severance Payment.

“Justifiable Cause” shall mean the occurrence of any of the following events: (i) your conviction of, or plea of  nolo contendere with respect to a felony or a crime involving moral turpitude, (ii) your commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with the Company, (iii) your commission of an act, or failure to act, which the Board of Directors of the Company shall reasonably have found to have involved willful misconduct or gross negligence on your part, in the conduct of your duties as an employee of the Company, (iv) habitual absenteeism, alcoholism or drug dependence on your part which interferes with the performance of your duties as an employee of the Company, (v) your willful and material failure or refusal to perform your services as an employee of the Company, (vi) any material breach by you to fulfill the terms and conditions under which you are employed by the Company, or (viii) your willful and material failure or refusal to carry out a direct, lawful written request of the Board of Directors or Chief Executive Officer.  In the event that Millennium terminates your employment for Justifiable Cause, Millennium will provide you with a statement of the basis for such termination and an opportunity to respond thereto.

“Good Reason” shall mean any action by the Company without your prior consent which results in (i) any requirement by the Company that you perform your principal duties outside a radius of 50  miles from the Company’s Cambridge location; (ii) any material diminution in your title, position, duties, responsibilities or authority, including your ceasing to report directly to the Chief Executive Officer or to serve as a member of the Company’s executive management team; (iii) any breach by the Company of any material provision contained herein not cured within thirty days’ of written notice thereof; (iv) a reduction in your base salary or a reduction of your target bonus amount to less than 35% of your annual salary (unless such reduction is effected in connection with a general and proportionate reduction of compensation  for all members of the management team); or (v) any acquisition, merger or change of control involving the Company which results in your ceasing to serve as the executive responsible for human resources or an equivalent position for the surviving entity.

To signify your acceptance of this offer, please sign the enclosed copy of the offer letter, and either return it to me by mail, or telephone my assistant, Nancy Kennedy at 617-679-7345 to arrange to fax it to me, no later than Friday, February 10, 2006. After that date, the offer will lapse.

Steve, all of us here at Millennium are very enthusiastic about your commitment to joining the Company and have the highest expectation of your future contributions.

Very truly yours,

MILLENNIUM PHARMACEUTICALS, INC.

/s/ LINDA PINE

Linda Pine
SVP, Human Resources

I agree to and accept the terms of this letter as of the date written above:

/s/ STEPHEN M. GANSLER
Stephen M. Gansler

02/06/06
Date